Registration No. 333-62739

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________

FORM S-8

POST-EFFECTIVE AMENDMENT NO. 1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

_______________

MINERALS TECHNOLOGIES INC.
 (Exact name of registrant as specified in its charter)

Delaware	25-1190717
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

The Chrysler Building 405 Lexington Avenue New York, New York	10174-0002
(Address of Principal Executive Offices)	(Zip Code)

Minerals Technologies Inc. Stock and Incentive Plan
 (Full title of the plan)

Kirk G. Forrest, Esq.
Vice President, General Counsel and Secretary
Minerals Technologies Inc.
The Chrysler Building
405 Lexington Avenue
New York, New York 10174-0002
 (Name and address of agent for service)

(212) 878-1856
(Telephone Number, Including Area Code, of Agent for Service)

EXPLANATORY NOTE

Minerals Technologies Inc. (the "Registrant") is filing this Post-Effective Amendment No. 1 to remove and carry forward certain shares of the Registrant's common stock, par value $0.10 per share ("Common Stock") originally registered under the Form S-8 Registration Statement filed on September 2, 1998 (Registration No. 333-62739) (the "Registration Statement"). A total of 1,500,000 shares of Common Stock were registered under the Registration Statement for offers and sales under the Minerals Technologies Inc. Stock and Incentive Plan (the "Old Plan").

On May 24, 2001 (the "Effective Date"), the Minerals Technologies Inc. 2001 Stock Award and Incentive Plan (the "New Plan") replaced the Old Plan. Since the Effective Date, all awards have been granted by the Registrant under the New Plan. Under the New Plan, the 1,017,268 shares of Common Stock that were available for offers and sales under the Old Plan as of the Effective Date (such shares, the "Carried Forward Shares") became available for offers and sales under the New Plan. The Carried Forward Shares are hereby removed from the Registration Statement and carried forward to the new Form S-8 Registration Statement (the "New Form S-8") that the Registrant is filing on the date hereof to register the 1,517,268 shares of Common Stock available under the New Plan, including the Carried Forward Shares.

Contemporaneously with the filing of this Post-Effective Amendment No. 1, the Registrant is filing the New Form S-8.

In accordance with the principles set forth in Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Securities and Exchange Commission (July 1997) and Instruction E to Form S-8, this Post-Effective Amendment No. 1 is hereby filed to reallocate the Carried Forward Shares from the Old Plan to the New Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on this 26th day of October, 2006.

MINERALS TECHNOLOGIES INC.
(Registrant)
By:	/s/ Paul R. Saueracker ________________________________
Name:	Paul R. Saueracker
Title:	Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Paul R. Saueracker ________________ Paul R. Saueracker	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	October 26, 2006
/s/ John A. Sorel ____________ John A. Sorel	Senior Vice President-Finance and Chief Financial Officer (Principal Financial Officer)	October 26, 2006
/s/ Michael A. Cipolla ________________ Michael A. Cipolla	Vice President-Controller and Chief Accounting Officer (Principal Accounting Officer)	October 26, 2006
/s/Paula H. J. Cholmondeley _____________________ Paula H. J. Cholmondeley	Director	October 26, 2006
/s/ Duane R. Dunham ________________ Duane R. Dunham	Director	October 26, 2006
/s/ Steven J. Golub ______________ Steven J. Golub	Director	October 26, 2006
/s/ Kristina M. Johnson _________________ Kristina M. Johnson	Director	October 26, 2006
/s/ Joseph C. Muscari ________________ Joseph C. Muscari	Director	October 26, 2006
/s/ Michael F. Pasquale _________________ Michael F. Pasquale	Director	October 26, 2006
/s/ John T. Reid ____________ John T. Reid	Director	October 26, 2006
______________ William C. Stivers	Director	October __, 2006
/s/ Jean-Paul Vallès _______________ Jean-Paul Vallès	Director	October 26, 2006